Exhibit 99.6

July 30, 2010

Re:	World Monitor Trust II – Series E (the “Fund”)

THIS LETTER IS FOR INFORMATIONAL PURPOSES ONLY. YOU DO NOT NEED TO TAKE ANY ACTIONS TO PARTICIPATE IN THE TRANSACTION DESCRIBED HEREIN.

Dear Investor,

You are currently an investor in the above Fund. As previously discussed in our letter dated May 21, 2010, the Fund currently allocates all of its assets to KMP Futures Fund I LLC (“KMP Futures Fund”), a Delaware limited liability company that serves as a trading vehicle for which Winton Capital Management Limited and Graham Capital Management, L.P. serve as the trading advisors.

On July 30, 2010, pursuant to the Fund’s Sixth Amended and Restated Declaration of Trust and Trust Agreement, the Board of Directors of Kenmar Preferred Investments Corp., in its capacity as managing owner of the Fund, determined to dissolve the Fund effective as of the close of business on September 30, 2010 because it determined that the Fund’s aggregate net assets in relation to its operating expenses make it unreasonable to continue the business of the Fund.

Investors in the Fund will receive a pro rata distribution of their interest in KMP Futures Fund.

As a result of this transaction,

•	You will no longer own units in the Fund, but rather you will receive a distribution of your pro rata interest in KMP Futures Fund;

•

You will receive a September 30, 2010, statement from the Fund reflecting the redemption of your units from the Fund and a September 30, 2010, statement from KMP Futures Fund reflecting your direct ownership interest in KMP Futures Fund as of September 30, 2010; and

We have consulted with the Fund’s tax counsel and tax accountants, each of whom has advised us that the transaction should not be considered a taxable event to investors. As a result, we do not believe that investors will be adversely affected in any respect by this transaction. Nonetheless, you should discuss this matter with your own tax advisor.

Please carefully review the Information Memorandum for KMP Futures Fund in its entirety, including the LLC Operating Agreement that is attached thereto, which you received along with our May 21, 2010 letter.

You are reminded of your right to redeem your interest in the Fund as provided in the Fund’s Trust Agreement. Redemption requests for the September 30, 2010 redemption date must be properly completed, signature guaranteed and received by Kenmar Preferred no later than September 23, 2010 to be effective.

We appreciate your continued investment in the Fund(s) and KMP Futures Fund and believe that the transaction described herein is in the best interests of all unitholders. Should you have any questions, please do not hesitate to contact Kenmar Preferred’s Investor Service Department at 914.307.4000 or by e-mail at USfunds@kenmar.com.

Sincerely,

KENMAR PREFERRED INVESTMENTS CORP.,

Managing Owner of World Monitor Trust II – Series E

900 King Street, Suite 100 • Rye Brook, NY 10573 • Tel: 914.307.7000 • www.kenmar.com • Email: info@kenmar.com

NEW YORK                         VIRGINIA                         SINGAPORE